Exhibit 4.8

THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

Issued ___, 2017

AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

OF

NEOTHETICS, INC.

This WARRANT (the “Warrant”) is issued to [·] (the “Holder”), as agent for and on behalf of [·] (the “Fund”), or its registered assigns, by Neothetics, Inc., a Delaware corporation (the “Company”), pursuant to Section 1.6(f) of that certain Agreement and Plan of Merger and Reorganization, dated October 17, 2017, by and among Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), Nobelli Merger Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”). Capitalized terms used but not defined in this Warrant have the meanings assigned to such terms in the Merger Agreement. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange hereof as provided herein.

RECITALS

A. The Holder acknowledges and agrees that one or more warrants to purchase shares of capital stock of Evofem were originally issued to Holder by Evofem pursuant to that certain Series D Preferred Stock Purchase Agreement, dated July 13, 2016, by and between Evofem and Holder as amended by that certain First Amendment to the Series D Preferred Stock Purchase Agreement, dated July 28, 2017, by and between Evofem and Holder (the “Prior Warrants”) and that the Prior Warrants were assumed by the Company pursuant to the Merger Agreement.

B. The parties now desire to amend and restate the Prior Warrants in their entirety as set forth herein.

C. The Warrant is being issued as a unit consisting of this Warrant and one share of the Company’s Common Stock (the “Voting Share”).

D. The Voting Share shall entitle the Holder to one (1) vote on all matters presented to the stockholders of the Company for a vote of the stockholders of the Company.

E. The Holder further acknowledges and agrees that, as of the date of this Warrant, the Prior Warrants shall no longer be of any further force or effect and are superseded and replaced in their entirety by this Warrant.

1. Warrant. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase up to [Twelve Million (12,000,000)]1 shares of Common Stock of the Company, par value $0.0001 per share (such stock, the “Common Stock”; such shares, the “Warrant Shares”).

2. Exercise Period. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time after the date that is one (1) year after the date of this Warrant until the earlier of (a) the date that is four (4) years after the date of this Warrant and (b) immediately prior to the completion of an Acceleration Event (as defined below) (such period, the “Exercise Period”). For the purposes of clarity, the Exercise Period shall end and this Warrant shall no longer be exercisable and shall become null and void and of no further force or effect (except for the right to receive the cash, securities or other property to which the Holder would be entitled by virtue of exercising this Warrant immediately prior to the completion of such Acceleration Event) upon the consummation of an Acceleration Event. If the Company proposes to undertake an Acceleration Event, it shall provide written notice thereof to Holder not less than twenty (20) days prior to the expected completion date of such Acceleration Event. In the event this Warrant is not formally exercised by the Holder prior to the completion of an Acceleration Event, then this Warrant shall be deemed exercised automatically pursuant to Section 4(b) hereof immediately prior to the completion of such Acceleration Event. As used herein, “Acceleration Event” means (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger of the Company (directly or indirectly) with or into another entity (except a merger in which the holders of capital stock of the Company immediately prior to such merger continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately after such merger), or (iii) a liquidation, dissolution or winding up of the Company.

3. Exercise Price. The exercise price per Warrant Share shall be equal to the average of the closing prices of Common Stock of the Company as quoted on the NASDAQ CM for the thirty (30) consecutive trading days commencing with the first trading day immediately following the Effective Time (as defined in the Merger Agreement).

4. Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part at any time, or from time to time, as described above, by the surrender of this Warrant and delivery to the Company of an exercise notice in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”) and upon payment: (i) in cash or by check or wire transfer of immediately available funds; (ii) by cancellation by the Holder of indebtedness or other obligations owed by the Holder to the Company; or (iii) by combination of (i) and (ii), of the purchase price of the Warrant Shares to be purchased.

(b) Net Issuance. In lieu of payment of the Exercise Price in accordance with Section 4(a), the Holder may, in accordance with and pursuant to the Notice of Exercise, elect to receive,

[1]	NTD: To be adjusted proportionately for each fund.

without the payment by the Holder of any additional consideration, such number of fully paid and nonassessable Warrant Shares as is computed using the following formula:

where:	X = Y (A – B) A

X =	the number of shares to be issued to the Holder pursuant to this Section 4(b)

Y =	the number of shares covered by the Warrant in respect of which the net issuance election is made pursuant to this Section 4(b)

A =	the fair market value of one share of Warrant Shares, as determined in accordance with the provisions of this Section 4(b)

B =	the Exercise Price in effect at the time the net issuance election is made pursuant to this Section 4(b)

For purposes of this Section 4(b), the “fair market value” shall mean, on any given day (the “Determination Date”): (A) if the class of Warrant Shares is exchange-traded, the average of the closing sales prices per share of the class of Warrant Shares for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the Determination Date; or (B) if the class of Warrant Shares is not listed or admitted to trading on any securities exchange but is regularly traded in any over-the-counter market, then the average of the bid and ask prices per share of the class of Warrant Shares for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the applicable date of determination of fair market value; or (C) if the class of Warrant Shares is not sold or traded as described in clauses (A) or (B), then the per share fair market value of the class of Warrant Shares as determined in good faith by the Company’s Board of Directors.

(c) Mechanics of Exercise. Following the Company’s receipt of a completed Notice of Exercise and the surrender of this Warrant, Certificates for Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent for its Common Stock to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise and Rule 144 is available. If DWAC delivery is not available, the Warrant Shares will be delivered in certificated form by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) trading days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted). The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted). If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery or an indemnity agreement reasonably satisfactory in form and substance to the

Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the Holder’s expense, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6. No Stockholder Rights; Voting Rights. Prior to exercise of the Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to (a) receive dividends or other distributions thereon, and (b) the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company with respect to such Warrant Shares, except as otherwise provided herein.

7. Transferability; Unit Characteristics; Cancellation of the Voting Share.

(a) Subject to Section 7(b) below, this Warrant together with the rights, interests and obligations hereunder may be assigned or transferred in whole by the Holder to any person or entity so long as: (i) all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company), have been complied with, and (ii) the assignee agrees to be bound by the terms and conditions set forth herein, including, without limitation, executing the applicable agreements upon exercise of this Warrant. In order to effect such a transfer the Holder must provide the Company with advance written notice of such transfer together with the identity of the transferee.

(b) The Holder acknowledges and agrees that this Warrant has been issued as a unit consisting of this Warrant and the Voting Share. Notwithstanding anything to the contrary herein, to the extent a valid transfer of the Warrant is proposed pursuant to Section 7(a) above, then the Voting Share must also be validly transferred or assigned to such transferee or assignee in order for the transfer of the Warrant to be valid, it being understood that this Warrant and the Voting Share constitute a unit. Holder agrees to execute and deliver to the Company an assignment separate from certificate to effect any such transfer of the Voting Share and no transfer of the Warrant will be valid unless and until the Voting Share is transferred to the same transferee.

(c) The requirements set forth in Section 7(b) shall cease to be in effect at such time as this Warrant is fully exercised.

8. Amendments.

(a) Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

(b) No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of the Warrant and the exercise price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of the Warrant subdivide the class of securities that includes the Warrant Shares, by split-up or otherwise, or combine or reverse split the class of securities that includes the Warrant Shares, or issue additional shares of the class of securities that includes the Warrant Shares as a dividend with respect to the class of securities that includes the Warrant Shares, the number of Warrant Shares issuable on the exercise of the Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination or reverse split. Appropriate adjustments shall also be made to the exercise price payable per share, but the aggregate exercise price payable for the total number of shares of the Company’s capital stock purchasable under the Warrant (as adjusted) shall remain the same. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision, split, combination or reverse split, or whatever the case may be, becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. Except for an Acceleration Event which shall be governed by Section 2 hereof, in case of any other merger, reclassification, capital reorganization, or change in the Company’s capital stock (other than as a result of an Acceleration Event or a subdivision, combination, or stock dividend provided for in Section 9(a) above) then, as a condition of such merger, reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder with respect to this Warrant, so that the Holder shall have the right at any time prior to the expiration of the Exercise Period to purchase, at a total price equal to that payable upon the full exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such merger, reclassification, reorganization, or change by a holder of the same number of Warrant Shares as were purchasable by the Holder pursuant to the Warrant immediately prior to such merger, reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of the Company’s capital stock or other securities or property thereafter purchasable upon exercise of the Warrant and any resulting changes to the Exercise Price.

(d) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor.

10. Miscellaneous.

(a) Governing Law. This Agreement and the rights and obligations of the parties set forth herein shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware (including its Uniform Commercial Code), but without giving effect to its laws or rules relating to conflicts of laws.

(b) Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Warrant, express or implied, in intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

(c) Severability. If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant.

(d) Notice. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a business day, or if sent by email after 11:59 p.m. (recipient’s time), on the business day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the person and address set forth on the signature page hereof for Holder and with respect to the Company at their principal place of business to the attention of the Company’s chief financial officer as set forth in the SEC Reports (or to such other address as such party shall have specified in a written notice given to the other parties hereto).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first set forth above by its duly authorized officer.

THE COMPANY:

Neothetics, Inc.,
a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

HOLDER:

By:

Name:

Title:

Address:

SIGNATURE PAGE TO WARRANT

EXHIBIT A

NOTICE OF EXERCISE

TO: [NORMANDY], INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of that certain Amended and Restated Warrant to Purchase Common Stock attached hereto2, and tenders herewith payment of the exercise price in full.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 4(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 4(b).

(3) Please register said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]

Name:

Title:

[2]	Original Warrant should be attached to this form and delivered to the Company for each exercise.